Exhibit 4(c)(3)

Home Office: Cincinnati, Ohio

[Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423]

[S&P 500 2-YEAR GROWTH WITH CAP

INDEXED STRATEGY]

Crediting Strategy Endorsement

Index Gain Subject to a Cap for Each Term

Index Loss Subject to a Participation Rate for Each Term

Term

Each Term for this Strategy is two years long.

Gain or Loss

Each day, the value of the Strategy includes the Gain or Loss for the Term.

Gain or Loss is calculated on the remaining investment base for the current Term. For this purpose, the investment base starts with the amount applied to that Strategy at the start of the current Term. It is then reduced to pay for each withdrawal or charge that is taken from the Strategy during the current Term.

Gain or Loss at the End of a Term

After the final Market Close of a Term, any Gain or Loss is determined based on the increase or decrease in the S&P 500® Index since the start of the Term. This increase or decrease is expressed as a percentage of the index value at the start of the Term. It is measured from the index value at the last Market Close on or before the first day of the Term to the index value at the final Market Close of the Term. The index value is the standard industry value of the S&P 500 Index.

Any Gain for the Term is subject to the Cap. Any Loss for the Term is subject to the Downside Participation Rate.

Gain or Loss before the End of a Term

Before the final Market Close of a Term, the Gain or Loss for the Term is a percentage equal to:

1)	the net option value for the Strategy as of the most recent Market Close of the Term; minus

2)	the amortized option cost as of the most recent Market Close of the Term; and minus

3)	Trading Cost.

The net option value as of a Market Close is a percentage equal to:

1)	the value of the ATM Call Option at the Market Close; minus

2)	the value of the OTM Call Option at the Market Close; and minus

3)	the value of the ATM Put Option at the Market Close, multiplied by the Downside Participation Rate.

The amortized option cost is a percentage equal to:

1)	the net option value for the Strategy at the beginning of the Term; multiplied by

2)	the number of days remaining until the final Market Close of the Term divided by 730.

ATM Call Option

The ATM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the index value from the last Market Close on or before the start of the Term to the final Market Close of the Term.

OTM Call Option

The OTM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the index value from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent it exceeds the Cap for the Term.

ATM Put Option

The ATM Put Option is a hypothetical put option that will pay the holder an amount equal to the percentage decrease, if any, in the index value from the last Market Close on or before the start of the Term to the final Market Close of the Term.

Option Values

The ATM Call Option, OTM Call Option, and ATM Put Option are valued by us using a market standard model for valuing an option. Each value is stated as a percentage of the index value at the last Market Close on or before the first day of the Term.

Cap

The Cap is the largest increase in the index value for a Term taken into account to determine the Gain for the Term. We will set the Cap for each initial or renewal Term of this Strategy before the first day of that Term. For a given Term, we may set a different Cap for amounts attributable to Purchase Payments received on different dates. The Cap for each Term of this Strategy shall never be less than 1%.

Downside Participation Rate

The Downside Participation Rate is the portion of the decrease in the index value for a Term taken into account to determine the Loss for the Term. The Downside Participation Rate for each Term of this Strategy is [50%].

Trading Cost

Trading Cost is the estimated cost of selling the hypothetical option before the end of a Term. It is a percentage set by us from time to time to reflect the average difference between the Option Values and market bid prices.

Market Close

A Market Close for this Strategy is the close of regular trading on the New York Stock Exchange on each day that is a Market Day.

Index Information

The S&P 500® Index is the Standard & Poor’s 500TM Index. It excludes any dividends that may be paid by the firms that comprise the Index.

[The S&P 500 Index is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by Great American Life Insurance Company®. Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by Great American Life Insurance Company. Great American Life Insurance Company’s products and this Crediting Strategy are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied to the owners of Great American Life Insurance Company’s products or any member of the public regarding the advisability of investing in securities generally or in Great American Life Insurance Company’s products or this Crediting Strategy particularly or the ability of the S&P 500 Index to track general market performance. S&P Dow Jones Indices’ only relationship to Great American Life Insurance Company with respect to the S&P 500 Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The S&P 500 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to Great American Life Insurance Company or Great American Life Insurance Company’s products. S&P Dow Jones Indices have no obligation to take the needs of Great American Life Insurance Company or the owners of Great American Life Insurance Company’s products into consideration in determining, composing or calculating the S&P 500 Index. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices and amount of Great American Life Insurance Company’s products or the timing of the issuance or sale of Great American Life Insurance Company’s products or in the determination or calculation of the equation by which Great American Life Insurance Company’s products is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of Great American Life Insurance Company’s products or this Crediting Strategy. There is no assurance that investment products based on the S&P 500 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to Great American Life Insurance Company’s products currently being issued by Great American Life Insurance Company, but which may be similar to and competitive with Great American Life Insurance Company’s products. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500 Index.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING, BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY GREAT AMERICAN LIFE INSURANCE COMPANY, OWNERS OF GREAT AMERICAN LIFE INSURANCE COMPANY’S PRODUCTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR

GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OR ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND GREAT AMERICAN LIFE INSURANCE COMPANY, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

GAIN OR LOSS UNDER THIS CREDITING STRATEGY IS DETERMINED IN PART BASED ON THE S&P 500 INDEX. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY INVESTMENTS.

This is part of your Contract. It is not a separate contract. It changes the Contract only as and to the extent stated. In all cases of conflict with the other terms of the Contract, the provisions of this Endorsement shall control.

Signed for us at our office as of the Contract Effective Date.

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[President]	[Secretary]

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